Exhibit 10.9

SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between LEINER HEALTH PRODUCTS L.L.C., a Delaware Limited Liability Company (“Employer”) and GERARDO PEREZ (“Employee”) on the terms and conditions set forth below.

WHEREAS, in connection with the Recapitalization, Employee has determined that Employee wishes to resign his employment with Employer in consideration for the mutual promises and agreements contained herein;

WHEREAS, Employer desires to accept Employee’s resignation and to provide certain consideration to Employee in exchange for the mutual promises and agreements contained herein, including Employee’s agreement to release all claims against the Employer;

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.	Effective Date[s].

A.	Effective Date of Resignation. Employee’s resignation from all positions Employee holds with the Employer shall be effective on August 6, 2004 (“Resignation Date”).

B.	Effective Date of Agreement. This Agreement shall be effective as provided in the following acknowledgement: Acknowledgment of Rights and Waiver of Claims under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the following paragraph is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by his own choice execute this Agreement earlier); (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Employee may revoke this Release only by giving Employer formal, written notice of Employee’s revocation of this Release, to John Kelly, to be received by Employer by the close of business on the seventh day following Employee’s execution of this Release.

2. Severance Benefits. In further consideration for this Agreement, Employee shall be entitled to the following severance benefits and terms set forth in this Agreement:

A.	Monetary Payments. Commencing on the first regular payroll date following the Resignation Date and continuing for twenty four (24) months ending August 4, 2006 Employer shall pay Employee severance pay in the form of Salary Continuation and in the amount of $6,250 per weekly payroll period, less all customary and required withholdings. Employer shall also pay Employee accrued vacation hours through August 6, 2004 within three days of the Resignation Date. Employer shall pay Employee a one time payment of an amount equal to the actual annual Executive Committee Short-term Incentive Plan paid for the year immediately proceeding the Resignation Date amounting to $373,750 to be paid on January 7, 2005.

B.	Employment References. Employee agrees to direct all reference requests to the Employer’s Human Resources Department. In response to any such inquiry, Employer shall make a reasonable effort to disclose no more than, (i) dates of Employee’s employment; (ii) Employee’s last position held; and (iii) compensation (confirmation of disclosed amounts only).

C.	Conditions Precedent to Severance Benefits. The payment and provision of the Severance Benefits provided herein shall be contingent upon Employee’s compliance with the covenants set forth in this Agreement. Any breach of the covenants set forth in this Agreement will cause Employee to forfeit any right to continued payment or provision of the Severance Benefits regardless of the amount provided or paid prior to the date of the breach.

3. Acknowledgment. Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder. Employee further acknowledges and agrees that upon receiving the severance payments described above, Employee will have received all wages and other compensation or remuneration of any kind due or owed from Employer, including but not limited to all bonuses, advances, vacation pay, severance pay, and any other incentive-based compensation to which Employee was or may become entitled or eligible.

4.	Release.

A.	Release by Employee. In further consideration for this Agreement, Employee on his own individual behalf and on behalf of his respective predecessors, heirs, successors and assigns, hereby releases and forever discharges Employer, and each of Employer’s employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as “Released Parties”), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or any legal restrictions on any of employer’s right to terminate employees, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance, including but not limited to the following:

1.	The Civil Rights Acts of 1866, 1964, and 1991;
2.	42 U.S.C.§ 1981;
3.	The California Fair Employment and Housing Act;
4.	Section 503 of the Rehabilitation Act of 1973;
5.	The Fair Labor Standards Act (including the Equal Pay Act);
6.	The California Workers’ Compensation Act;
7.	The California Constitution;
8.	The California Labor Code;
9.	The Employment Retirement Income Security Act;
10.	The Age Discrimination in Employment Act, as amended;
11.	The Older Workers Benefit Protection Act;
12.	The Americans With Disabilities Act;
13.	The Family and Medical Leave Act;
14.	The California Family Rights Act;
15.	The California Pregnancy Discrimination Act;
16.	The California Wage Orders; and
17.	The Immigration Reform and Control Act.

B.	Waiver of Section 1542. The parties hereby state that it is their intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys fees and costs herein above released. The parties hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides: “Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him must have materially affected his/her settlement with the debtor.”

C.	Release by Employer. Employer hereby irrevocably and unconditionally releases, acquits and forever discharges Employee from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employer now has, owns or holds, or claims to have, own or hold, or which Employer at any time heretofore had, owned or held, or claimed to have, own or hold against Employee. However, unless otherwise required by law, Employer does not expressly or impliedly agree to indemnify Employee in any litigation arising from Employee’s employment, and Employee acknowledges that Employer has no such obligation to indemnify Employee.

5. Non-Disclosure Covenant. Employee acknowledges that during the course of his employment with Employer, Employee had access and was privy to Confidential Information (including trade secrets) important to Employer’s business. Such Confidential Information includes, but is not limited to matters of a technical nature such as methods, formulae, compositions, processes, discoveries, research projects, equipment, machines, inventions, computer programs/systems, and similar items, matters of a business nature such as information about Employer’s payroll, costing, purchasing, pricing, profits, markets, sales, customers, customer lists, Employer sales materials, pricing information, business and marketing strategies, profit margins, customer preferences and requirements, records, memoranda, and company files, and matters pertaining to future developments, such as research and development, future marketing, product ideas, and merchandising (hereinafter collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information constitutes trade secrets pursuant to the applicable statutes, that the Confidential information is worthy of protection, that the Confidential Information is the sole property of the Employer, and that the covenants contained in this Agreement are a reasonable means to provide such protection. Accordingly, Employee agrees that during the remainder of his employment, following the termination of that employment, and for so long as the pertinent information or data remains Confidential Information, Employee shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company. Employee further acknowledges and agrees that any and all confidentiality agreements that Employee has previously entered into regarding confidential and proprietary trade secrets of Employer shall continue to remain in full force and effect and shall survive Employee’s separation of employment with Employer.

6. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

7. Costs, Law, Admissions, Voluntary. Employee agrees that in the event Employee breaches any provision of this Agreement, Employee shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement, to the extent permitted by law. This Agreement shall be interpreted under the laws of the State in which Employee was employed, both as to interpretation and performance. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Both parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

8. General. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall not be construed in favor of one party or against the other. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

9. Confidentiality. The parties agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to his immediate family, that Employee and the Employer may make such disclosure to their respective professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause, and that the Agreement may be disclosed to the extent necessary to enforce the terms of the Agreement.

10. Non-Disparagement. Employee agrees and promises that he will not undertake any harassing or disparaging conduct directed at Employer, and that he will refrain from making any negative, detracting, derogatory, and unfavorable statements about Employer. Employer further agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, or any other claims against the Company by any other person.

11. Non-Recruiting Covenant. Employee agrees that Employer has invested substantial time and effort in assembling its present personnel. Employee hereby agrees that, commencing on the Effective Date and continuing for twenty four (24) months thereafter, Employee will not directly or indirectly solicit for hire, or attempt to solicit for hire, any employee of Employer or its affiliates, or induce or attempt to induce any employee of Employer to terminate or cease employment with Employer.

12. Non-Competition Covenant. Employee hereby agrees that, commencing on the Effective Date and continuing for twenty four (24) months thereafter, Employee will not, on behalf of Employee, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, anywhere in the U.S., engage in any business or activity deemed materially competitive with the business activities of the Company as they are now, including vitamins, supplements and private label over the counter pharmaceuticals. Employee agrees and acknowledges that this non-competition agreement will not prevent Employee from earning a livelihood in his chosen trade or profession in light of the compensation, benefits, and services which Employee shall receive pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: August 6, 2004	LEINER HEALTH PRODUCTS L.L.C., a DELAWARE LIMITED LIABILITY COMPANY

	By:	/s/ Robert K. Reynolds
ROBERT K. REYNOLDS

Dated: August 6, 2004		/s/ Gerardo Perez
GERARDO PEREZ